Exhibit 99.1

TSX: GSC	NEWS RELEASE	AMEX: GSS

GOLDEN STAR REPORTS UNAUDITED FINANCIAL RESULTS
FOR THE FOURTH QUARTER AND 2005 YEAR
Denver, Colorado, February 1, 2006: Golden Star Resources Ltd. (AMEX: GSS; TSX: GSC) today announced its unaudited results for the full year and fourth quarter 2005. (All currency is expressed in U.S. dollars, unless otherwise noted, and all the 2005 results are unaudited at this date.)
2005 RESULTS
•	A net loss of $12.1 million, or $0.08 per share

•	Increase in revenues of 47% to $96.0 million

•	Record gold sales of 200,968 ounces from the Bogoso/Prestea and Wassa mines in Ghana

•	Realized gold price of $446 per ounce

•	Average cash operating cost of $365 per ounce, before deferred stripping writedown
FOURTH QUARTER RESULTS
•	Net loss of $3.9 million, or $0.03 per share

•	Revenues of $28.1 million

•	Gold sales of 54,196 ounces from the Bogoso/Prestea and Wassa mines
2006 & 2007 FORECASTS
•	2006 production of 300,000 ounces at average cash operating costs of $335 per ounce

•	2007 production of 500,000 ounces at average cash operating costs of $335 per ounce

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OVERVIEW
We incurred a net loss of $12.1 million or $0.08 per share on revenues of $96.0 million during 2005 based on our unaudited results versus net income of $2.6 million or $0.02 per share on revenues of $65.0 million during 2004. While total revenues were $31.0 million higher than in 2004, due mostly to nine months’ production in 2005 from our new Wassa mine and from higher realized gold prices, operating costs were $48.5 million higher, due mostly to costs from Wassa and higher overall costs for fuel, materials and labor at Wassa and Bogoso/Prestea. Realized gold prices averaged $446 per ounce during 2005, a 9% increase from the $410 per ounce realized in 2004. The major factors contributing to the $14.7 million swing in operating results versus 2004 include a $9.1 million operating loss at Wassa during its early operating phase and a $10.0 million reduction in operating income at Bogoso/Prestea resulting from lower gold production and higher operating costs.
A $2.8 million mark-to-market loss on gold and currency derivatives, a $2.4 million increase in interest expense and a $1.4 million impairment write off of exploration properties were more than offset by a $4.3 million reduction in corporate development costs, a $1.7 million increase in royalty income, and tax provision credits of $4.8 million relating to Bogoso/Prestea and EURO.
Looking forward, the forecast for 2006 total production is 300,000 ounces at an average cash operating cost of $335 an ounce, benefiting from a full year’s production at Wassa and the first production from the Bogoso sulfide expansion project. The 2007 forecast of 500,000 ounces at an average cash operating cost of $335 an ounce is based on a full year’s production from the Bogoso sulfide expansion project.
We expect to complete the audited consolidated statements for 2005 and to file our Form 10-K with the SEC on or about February 23, 2006.
FINANCIAL SUMMARY
Year ended December 31, 2005
(unaudited)

	2005	2004
Gold sold (ounces)	200,968	147,875
Price realized ($ per ounce)	446	410
Cash operating cost ($ per ounce)(1)	383	250
Royalties ($ per ounce)	13	14
Total cash cost ($ per ounce)(1)	396	264
Revenues (in thousands $)	96,011	65,029
Net (loss)/income (in thousands $)	(12,052)	2,642
Net (loss)/income per share ($)	(0.08)	0.02
Net (loss)/income per fully diluted share ($)	(0.08)	0.02
Average shares outstanding (in millions)	143.6	138.3
Average fully diluted shares (in millions)	146.8	143.7
Shares outstanding end of year (in millions)	206.0	142.2

(1)	See note on non-GAAP financial measures below.

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Fourth Quarter 2005
(unaudited)

	For the three months ended December 31,
	2005	2004
Gold sold (ounces)	54,196	31,112
Price realized ($ per ounce)	486	437
Cash operating cost ($ per ounce)(1)	430	295
Deferred stripping adjustment	64	--
Royalties ($ per ounce)	15	14
Total cash cost ($ per ounce)(1)	509	309
Revenues (in thousands $)	28,106	15,233
Net (loss) income (in thousands $)	(3,855)	591
Net (loss) income per share ($)	(0.03)	0.00
Average shares outstanding (in millions)	146.7	142.0

(1)	See note on non-GAAP financial measures below.
OPERATIONAL SUMMARY
Year ended December 31, 2005
(unaudited)

	2005		2004
	Bogoso/Prestea	Wassa(2)	Bogoso/Prestea
Ore mined (thousands of tonnes)	1,646	2,060	1,411
Waste mined (thousands of tonnes)	10,741	7,848	8,066
Tonnes milled (thousands)	1,558	2,692	1,650
Average grade milled (g/t)	4.14	0.91	4.09
Mill recovery (%)	60.7	88.7	67.3
Gold sold	131,898	69,070	147,875
Cash operating cost ($ per ounce) (1) (3)	338	468	250
Total cash cost ($ per ounce)(1) (3)	351	482	264
Fourth Quarter 2005
(unaudited)

	For the three months ended December 31,
	2005		2004
	Bogoso/Prestea	Wassa	Bogoso/Prestea
Ore mined (thousands of tonnes)	296	679	439
Waste mined (thousands of tonnes)	2,477	3,432	2,624
Tonnes milled (thousands)	391	915	341
Average grade milled (g/t)	3.21	0.91	5.07
Mill recovery (%)	67.4	88.2	63.1
Cash operating cost ($ per ounce)(1) (3)	396	473	295
Total cash cost ($ per ounce)(1) (3)	410	488	309

(1)	See note on non-GAAP financial measures below.

(2)	Wassa’s operating statistics relate to the nine months of commercial production which commenced on April 1.

(3)	Before deferred stripping writedown in the fourth quarter 2005 at Bogoso/Prestea .

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BOGOSO/PRESTEA
Bogoso/Prestea generated $3.3 million of after-tax operating income during 2005 on sales of 131,898 ounces of gold, down from $13.3 million of after-tax operating income on sales of 147,875 ounces in 2004. The major factors contributing to 2005’s lower results were lower gold output and increases in operating costs. Gold production was down 15,977 ounces in 2005 due to a combination of lower plant throughput and lower gold recovery, both resulting from the metallurgical characteristics of the deeper, harder non-refractory sulfide Plant-North pit ores processed in 2005 versus the shallower and softer oxide and non-refractory sulfide ores milled in 2004. The first five months of 2004 had benefited from oxide ores which yielded higher mill throughput rates, better recovery and lower operating costs than the transition and non-refractory sulfide ores processed since mid-2004 and throughout 2005. Milling of low-grade stockpiled ores for more than six weeks in September, October and November during the stoppage at the Plant-North pit, as requested by the EPA, also contributed to the lower gold production.
Mining costs increased $7.1 million at Bogoso/Prestea versus 2004. Increases in fuel and labor accounted for approximately half of this increase. We also saw increased demand and higher costs for services and materials, including explosives, ore haulage contracts, drilling supplies, grinding balls, maintenance and tires, reflecting a general trend in the mining industry, driven in part by higher oil prices.
Bogoso/Prestea generated a loss of $2.3 million in the fourth quarter of 2005 versus income of $2.7 million in the same period of 2004. The major factor contributing to the 2005 fourth quarter loss was a $3.4 million writedown of deferred stripping cost which was required due to a revised mining plan for the Plant-North pit. The new plan, completed in January 2006, which results in an additional 38,000 ounces of gold mined, anticipates a higher stripping ratio during the remaining 10-month life of the pit than did the December 2004 mining plan. This change required that $3.4 million of deferred stripping costs as of December 31, 2005 be written off as it would not be recovered during the pit’s life.
In addition, Bogoso/Prestea’s fourth quarter 2005 operating costs were adversely impacted by the suspension of mining at the Plant-North pit at the request of the EPA at the end of the third quarter. While mining was suspended for approximately six weeks, the Bogoso/Prestea plant continued to process low-grade and stockpiled ores. Most of the fixed and semi-variable costs continued during the fourth quarter even though mining was shut down at Plant-North. These, along with increases in costs for various materials and services, resulted in a $3.7 million increase in the fourth quarter cash operating costs versus the third quarter of 2005 before the impact of the fourth quarter’s deferred stripping adjustment. The higher costs in the fourth quarter were partially offset by higher gold prices and recognition of tax provision credits.
Bogoso/Prestea’s forecast for 2006 is production of 180,000 ounces at a cash operating cost of $330 an ounce, with the year benefiting from initial production from the sulfide expansion project in the fourth quarter. In 2007, assuming a full year’s operation of the sulfide expansion project, production is forecast at 370,000 ounces, with estimated cash operating costs of $330 an ounce.

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WASSA
Wassa commenced commercial production on April 1, 2005, and generated a $9.1 million after-tax operating loss on sales of 69,070 ounces of gold during the nine months of 2005.
Overall, Wassa’s operating results were disappointing. We had anticipated higher mill through-put, higher grades, and lower operating costs. Operating costs were adversely impacted early in the year by high power costs from our diesel-fired, on-site power plant. This was remedied by late June when Wassa was connected to the regional power grid. Mining costs were also higher than expected early in the year as we utilized rented mining equipment. By the end of 2005 we had completed the acquisition of our own fleet of new, nominal 100 tonne mining trucks and new hydraulic loaders. The lower power costs and more efficient mining equipment should contribute to lower costs during 2006.
Several design bottlenecks were identified at the processing plant during the year and certain improvements were made, but we are still dealing with frequent plant blockages mostly related to the high clay content of the weathered, near-surface ore. However, by the end of 2005 we had mined to sufficient depth in the pit to access ore that has lower clay content and expect better mill throughput in 2006. We also expect that as we progress deeper into the unweathered ore that the ore grades will improve and result in higher gold recovery.
Wassa generated a $2.8 million loss in the fourth quarter of 2005 on revenues of $11.7 million. As with the previous two quarters since commercial production began in April, fourth quarter results were disappointing. Gold prices were higher than expected but gold shipped and sold was below our plan, while operating costs exceeded plan as in the two earlier quarters. The improvements we experienced during October were not continued later in the quarter. Improvements in mill through-put, feed grade and operating costs are anticipated in 2006 as mining moves to deeper, higher-grade levels in the pits.
In 2006, Wassa is expected to produce 120,000 ounces at a cash operating cost of $340 an ounce, based on a full year’s operations. The forecast for 2007 is to produce 130,000 ounces at a cash operating cost of $340 an ounce.
BOGOSO SULFIDE EXPANSION PROJECT
Construction of the Bogoso sulfide expansion project commenced mid-year, following the receipt of environmental permits and Board approvals. The project is designed to expand the existing Bogoso processing plant facility by adding a sulfide processing plant with a nominal capacity of 3.5 million tonnes per year of refractory sulfide ore. The sulfide plant will utilize the BIOX® bio-oxidation process. Reserves at Bogoso/Prestea are nearly 75% refractory sulfide ore, which cannot be economically processed in the oxide plant.
We estimate the total capital cost of the project, including expansion of the mining fleet, to be approximately $125 million. Ordering of the long lead time items is substantially complete as is the detailed design. The project is currently on time and within budget, and commercial production at the sulfide plant is expected to be achieved in the fourth quarter.

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The existing 1.5 million tonnes per year Bogoso oxide processing plant is unaffected by the sulfide expansion project and is providing operating cash flow during the expansion.
MINING SUSPENSION AT BOGOSO/PRESTEA
In mid-September 2005 the Ghana Environmental Protection Agency requested suspension of mining activities at our Plant-North pit until various mitigation measures then underway were completed. The requested measures included completion of: a new Prestea police station to replace the previous police station due to it’s proximity to the pit; a fence around portions of the pit; a bypass road to divert traffic away from the southern end of the pit; and sensitization of the communities and vendors adjacent to the area.
All of the EPA’s requests were completed by mid-October and, following the EPA’s inspection, mining operations at Plant-North recommenced in early November. During the requested suspension, operations continued at the Bogoso processing plant using stockpiled ore and low-grade oxide ore from the newly re-opened Ablifa pit. Operations at the Wassa mine and construction activities on the Bogoso sulfide expansion project continued without interruption during this period.
EXPLORATION IN GHANA
Exploration expenditures for the year totaled $17.1 million, comparable to 2004’s $18 million, with $13.2 million being spent at our mining properties and the balance outside our active mining areas.
Exploration around our mines focused on converting resources to reserves, and defining further resources, including:
•	Drilling of refractory sulfide mineralization at Chujah and Dumasi, which converted a large portion of the inferred and indicated resources to reserves. These reserves will be processed at the sulfide plant currently being built at Bogoso.
•	Drilling of underground targets continued at the Prestea Underground and at year-end we were in the process of commissioning another two drill rigs underground. Underground inferred resources were increased by 4.5 million tonnes to 6.1 million tonnes grading 8.14 grams per tonne, justifying plans for an initial feasibility study in 2006 for the recommencement of underground mining.
•	Drilling around the South Akyempim zone at Wassa delineated significant new zones of mineralization at higher grades, providing the basis for an increase in resources and a modest increase in reserves at Wassa.
•	Drilling at Pampe on the Akropong Trend west of Bogoso defined a small reserve which can be processed through the Bogoso oxide circuit.
•	Drilling at Mampon improved the reserve categories prior to permitting in 2006 for an open pit mine.

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ST. JUDE ACQUISITION
On December 21, 2005, we completed the acquisition of St. Jude Resources Ltd. St. Jude was a Canadian gold exploration company with properties in Ghana, Burkina Faso and Niger. Our total cost to acquire St. Jude was approximately $112.8 million through an exchange of shares. The transaction resulted in St. Jude shareholders holding approximately 19% of Golden Star on a fully diluted basis at the close of the transaction.
St. Jude’s principal assets are the Hwini-Butre and Benso gold projects at the southeastern end of the Ashanti gold belt. The deposits are 80 km and 60 km, respectively, south of our Wassa Mine where this mineralization could be processed.
FINANCINGS
On April 15, 2005, we sold $50 million of senior unsecured convertible notes maturing April 15, 2009. The notes were issued at par, bear interest at 6.85% and are convertible to common shares at a fixed conversion price of $4.50 per share. On December 30, 2005 we closed a bought-deal equity offering of 31.6 million common shares at Cdn$2.80 per share and realized gross proceeds of Cdn$88.5 million. The net proceeds of the financings are being used to fund the development of the Bogoso sulfide expansion project during 2006, and for general corporate purposes.
PUT AND CALL OPTIONS
We purchased gold put options in two tranches during early 2005, when gold prices were fluctuating between $410 and $420 an ounce, to provide down-side gold price protection of between $400 and $410 an ounce. This action was taken to ensure cash flow for a portion of our gold sales during the Bogoso sulfide expansion project construction in 2006 and early 2007 and the puts were spread evenly over this period. The first tranche of 140,000 ounces was purchased for $1.0 million, whereas the second tranche of 90,000 ounces was purchased by selling a like amount of calls at $525 an ounce. The calls are exercisable at a fixed 5,000 ounces per month between October 2005 and March 2007. In December we bought back 15,000 ounces of calls due to be exercised in December 2005 and January and February 2006.
When gold is above $525 an ounce, our sales for these ounces will be capped at that price for the respective months while the balance of our production will be sold at market price. We therefore expect to receive a maximum of $525 an ounce if the gold price is above that price for 17% of estimated 2006 production and for 3% of estimated 2007 production, with the balance being sold at market price.
Derivative accounting rules require that at the end of each period, the remaining unexpired puts and calls be revalued to their mark-to-market fair value (the price we could sell the puts for or the price at which we could buy back the call options). Losses and gains are recorded in the income statement. For 2005, we recorded a mark-to-market loss on the puts and calls of $3.2 million, which was partially offset by a $1.0 million mark-to-market gain on our forward currency contracts entered into for the Bogoso sulfide expansion project. In addition, there was a $0.5 million expense on EURO’s gold forward contracts.
EURO RESSOURCES
On January 8, 2005, EURO Ressources S.A., a 53% owned subsidiary (formerly named Guyanor Ressources S.A.), paid $6.0 million to Golden Star as the first installment for the purchase of the Rosebel royalty on the Rosebel Mine in Suriname. The royalty was purchased from Golden Star

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for a price of $12.0 million, plus future participation, in December 2004. In September 2005 EURO paid a further $3.0 million to Golden Star and expects to pay the remaining $3.0 million during 2006.
CASH AND OPERATING CASH FLOW
Our cash, cash equivalents and short term investments balance stood at $89.7 million at December 31, 2005, up from $51.7 million at the end of 2004. Operations used a net $1.0 million of cash during the year, compared to $14 million of cash flow generated by operations in 2004. The lower gold output at Bogoso/Prestea and higher than expected costs at both Bogoso/Prestea and Wassa contributed to the reduction in cash flow from operations versus 2004.
SUMMARY FINANCIAL STATEMENTS
The following information is summarized and excerpted from the Company’s unaudited consolidated financial statements:
Condensed Consolidated Balance Sheets
as of December 31
(unaudited)

($ in thousands)	2005	2004
Cash and short term investments	$89,709	$51,727
Other current assets	38,154	27,119
Property, plant and equipment	84,527	28,653
Deferred exploration	167,532	7,452
Mine properties	118,088	74,197
Construction-in-progress	36,707	51,159
Other long term assets	21,805	11,853

Total assets	$556,522	$252,160

Current liabilities	$35,411	$17,480
Long term debt	64,298	1,707
Asset retirement obligations	11,393	8,660
Deferred income tax payable	45,072	—
Minority interest	6,629	6,353
Shareholders’ equity	393,719	217,960

Total liabilities and shareholders’ equity	$556,522	$252,160

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Condensed Consolidated Statements of Operations
for the year ended December 31 (unaudited)

($ in thousands, except per share amounts)	2005	2004
Revenues	$96,011	$65,029
Mining operations expense	79,599	39,095
Depreciation, depletion and amortization	15,983	8,096
Accretion of asset retirement obligation	752	645
General and administrative expenses	8,631	8,197
Corporate development expense	248	4,504
Abandonment and impairment of properties	1,413	470
Foreign exchange loss	574	280
Interest expense	2,416	—
Derivative mark-to-market adjustments	2,806	—
Gain on subsidiary’s sale of common shares	(977)	—
Other expenses	1,190	1,365

Net (loss)/income before minority interest	(16,624)	2,377
Minority interest	(277)	(1,277)
Income tax benefit	4,849	1,542

Net (loss)/income	$(12,052)	$2,642

Earning/(loss) per share — basic	$(0.08)	$0.02
Earnings/(loss) per share — diluted	$(0.08)	$0.02
Condensed Consolidated Statements of Cash Flows
for the year ended December 31 (unaudited)

($ in thousands)	2005	2004
Cash (used in)/provided by operations	$(998)	$13,910
Cash used in investing activities	(65,474)	(108,448)
Cash provided by financing activities	143,304	17,445

Increase/(decrease) in cash and cash equivalents	76,832	(77,093)
Cash and cash equivalents at end of year	$89,709	$12,877
COMPANY PROFILE
Golden Star holds a 90% equity interest in the Bogoso/Prestea and Wassa open-pit gold mines in Ghana. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana and various property interests elsewhere in the country, as well as other gold exploration interests in West Africa and in the Guiana Shield of South America. Golden Star’s production is expected to increase to 500,000 ounces in 2007, compared to production of about 201,000 ounces in 2005. Golden Star has approximately 206 million common shares outstanding at December 31, 2005.
Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the total capital cost of the Bogoso sulfide expansion project and the estimated commencement of commercial production, our 2006 and 2007 production estimates for the new Bogoso sulfide plant once completed, use of proceeds for the December 2005 equity offering, the establishment and estimates of mineral reserves and non-reserve mineral resources, the recovery of any mineral reserves, planned operations, anticipated funding, construction cost estimates, construction

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completion dates, equipment requirements, production, production commencement dates, grade, processing capacity, recoveries, potential mine life, results of feasibility and technical studies, development, costs, expenditures, mine re-opening and exploration. Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2004. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.
Non-GAAP Financial Measures: In this news release, we use the terms “total production cost per ounce”, “total cash cost per ounce” and “cash operating cost per ounce.” Total cash cost per ounce is equal to total production costs less depreciation, depletion, amortization and asset retirement obligation accretion divided by the number of ounces of gold sold during the period. Cash operating cost per ounce is equal to total cash costs less production royalties and production taxes, divided by the number of ounces of gold sold during the period. We use total cash cost per ounce and cash operating cost per ounce as key operating indicators. We monitor these measures monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. These measures are also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide these measures to our investors to allow them to also monitor operational efficiencies of our mines. We calculate these measures for both individual operating units and on a consolidated basis. Total cash cost per ounce and cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since these measures do not incorporate revenues, changes in working capital and non-operating cash costs, they are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.
For further information, please contact:
GOLDEN STAR RESOURCES LTD.           +1 800 553 8436
Peter Bradford, President and CEO
Allan Marter, Chief Financial Officer

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